EXHIBIT 10.34

EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made this 19th day of December 2005, by and between I.C. Isaacs & Company LP, a Delaware limited partnership (the “Company”), and Gregg A. Holst, (the “Executive”).

1.	Definitions. The following terms, as used herein, have the following meanings:

(a)	Agreement has the meaning attributed thereto in the preamble;

(b)
Base Salary shall mean $275,000, provided, however, that in the event the Board or the Compensation Committee thereof increases the amount of the Base Salary at any time during the Term, the term “Base Salary” shall mean, from and after the effective date of each such increase, $275,000 plus the aggregate amount of all such increases therein made on or prior to such effective date;

(c)	Board shall mean the Board of Directors of Isaacs;

(d)	Cash Flow Target has the meaning attributed thereto in Section 5(b)(ii);

(e)	Cause has the meanings attributed thereto in Section 10(a);

(f)	Change of Control has the meanings attributed thereto in Section 14(a);

(g)	Common Stock shall mean Isaacs’ common stock, par value $.0001 per share;

(h)	Company has the meaning attributed thereto in the preamble;

(i)	EBIT Target has the meaning attributed thereto in Section 5(b)(i);

(j)	Effective Date shall mean December 27, 2005;

(k)	Executive has the meaning attributed thereto in the preamble;

(l)	Initial Term has the meaning attributed thereto in Section 3;

(m)	Inventory Turns Target has the meaning attributed thereto in Section 5(b)(iii);

(n)	Isaacs has the meaning attributed thereto in Section 2;

(o)	Isaacs Financial Statements shall mean the audited consolidated financials statements included in Isaacs’ Annual Report on SEC Form 10-K, as filed by Isaacs with the SEC for the year in question;

(p)	Notice has the meaning attributed thereto in Section 16(a);

(q)	Option has the meaning attributed thereto in Section 6;

(r)	Option Plan shall mean Isaacs’ Amended and Restated Omnibus Stock Option Plan, as amended;

(s)	Option Term has the meaning attributed thereto in Section 6;

(t)	Renewal Term has the meaning attributed thereto in Section 3;

(u)	SEC shall mean the United States Securities and Exchange Commission;

(v)	Severance Payment Period has the meaning attributed thereto in Section 11;

(w)	Severance Payments has the meaning attributed thereto in Section 11;

(x)	Term has the meaning attributed thereto in Section 3; and

(y)	Termination Date shall mean in the context of a termination of the Executive’s employment:

(i)	for Cause, the date on which any of the events specified in Section 10(a) shall occur; or

(ii)    without Cause:

(1)    the date of the Executive’s death;

(2)    if due to the Executive’s continuous and uninterrupted inability to perform his duties and responsibilities under this Agreement for a period of not less than180 days, the 181st day after the date on which such period commenced;

(3)    the last date of the then current Initial Term of Renewal Term, as the case may be, if either party gives timely notice to the other of its or his intention not to extend the Agreement beyond the end of such Initial Term or Renewal Term; or

(4)    the 61st day after the date upon which notice of termination of the Agreement is given by the Company to the Executive pursuant to Section 11 hereof, or by the Executive to the Company pursuant to Section 12 hereof, as the case may be; or

(iii)    as a result of the Executive’s resignation for good cause pursuant to Section 13 of this Agreement, the 31st day after the date upon which notice of termination of the Agreement is given by the Executive to the Company;

(iv)    as a result of or in connection with a Change of Control:

(1)    on the date when the Company gives notice of the termination of the Executive’s employment, if such employment is terminated other than for Cause by the Company within 90 days prior to a Change of Control;

(2)    on the date when the Company (or its successor corporation) gives notice of the termination of the Executive’s employment, if such employment is terminated other than for Cause at any time after a Change of Control; or

(3)    on the date when the Executive gives notice of his resignation, provided, that such notice is given not more than 90 days following a Change of Control.

2.    Employment. The Company hereby employs the Executive as its Executive Vice President and Chief Financial Officer. The Executive will provide his services hereunder principally at the Company’s offices in New York, New York, and occasionally at the Company’s offices in Baltimore, Maryland as and when the requisites of his employment activities so require. The Executive shall report to the Chief Executive Officer of the Company’s parent, I.C. Isaacs & Company, Inc. (“Isaacs”).

3.    Term.  This Agreement shall become effective on the Effective Date and shall continue until December 31, 2008 (the “Initial Term”). This Agreement shall be automatically extended for additional periods of one calendar year (each, a “Renewal Term”) commencing with calendar year 2009 unless, on or before June 30 of the last calendar year of the Initial Term or the then current Renewal Term, as the case may be, either party gives notice to the other of its or his intention not to extend the Agreement beyond the end of the Initial Term or the then current Renewal Term. The Initial Term and all Renewal Terms taken together are hereinafter collectively referred to as the “Term.”

4.    Base Salary.  The Executive’s Base Salary during the Term shall be paid in accordance with the Company’s normal payroll practices. The payment of the Executive’s Base Salary and all other payments made and to be made to the Executive under this Agreement shall be made net of all current and lawful withholdings and deductions, including those for federal, state and local taxes. The Executive may be considered for annual merit increases in his Base Salary based on the business performance objectives of the Company or other goals as determined by the Board or the Compensation Committee thereof in its discretion.

5.    Incentive Compensation.  In addition to his base salary, the Executive shall be entitled to receive incentive compensation calculated and paid, as follows:

(a)    Initial Term and all Renewal Terms. The Executive shall be eligible to receive the following bonuses with respect to calendar years 2006, 2007, 2008 and each Renewal Term:

(i)    In the event that the earnings before interest and taxes achieved by Isaacs during any of such years shall be:

(1)    not less than 95% of, and not more than 110% of, the “EBIT Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $57,750 or 21% of his Base Salary for such year;

(2)    not less than 111% of, and not more than 130% of, the “EBIT Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $77,000 or 28% of his Base Salary for such year; or

(3)    more than 130% of the “EBIT Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $96,250 or 35% of his Base Salary for such year;

(ii)    in the event that the increase in cash and cash equivalents reflected on the consolidated statement of cash flows contained in Isaacs’ annual audited financial statements for any of such years shall be:

(1)    not less than 95% of, and not more than 110% of, the “Cash Flow Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $46,200 or 16.8% of his Base Salary for such year;

(2)    not less than 111% of, and not more than 130% of, the “Cash Flow Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $61,600 or 22.4% of his Base Salary for such year; or

(3)    more than 130% of the “Cash Flow Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $77,000 or 28% of his Base Salary for such year; and

(iii)    in the event that the number of turns of the Company’s inventory during any of such years shall be:

(1)    not less than 95% of, and not more than 110% of, the “Inventory Turns Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $11,550 or 4.2% of his Base Salary for such year;

(2)    not less than 111% of, and not more than 130% of, the “Inventory Turns Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $15,400 or 5.6% of his Base Salary for such year; or

(3)    more than 130% of the “Inventory Turns Target” specified by the Company for such year, the Company shall pay the Executive a bonus equal to the greater of $19,250 or 7% of his Base Salary for such year.

(b)    Definitions. For purposes of this Agreement, the term:

(i)    “EBIT Target” shall mean the amount that the Company shall designate as the earnings before interest and taxes that Isaacs must achieve in order for the Executive to earn the bonus described in Section 5(a)(i) of this Agreement;

(ii)    “Cash Flow Target” shall mean the amount that the Company shall designate as the cash provided by operating activities that Isaacs must achieve in order for the Executive to earn the bonus described in Section 5(a)(ii) of this Agreement; and

(iii)    “Inventory Turns Target” shall mean the number of turns of the Company’s inventory that Isaacs must achieve, as designated by the Company, in order for the Executive to earn the bonus described in Section 5(a)(iii) of this Agreement.

(c)    Provisions Applicable to the Targets. The EBIT Target, Cash Flow Target and Inventory Turns Target shall (i) not be greater than any of the EBIT Targets, Cash Flow Targets and Inventory Turns Targets applicable to any other senior executive of the Company; (ii) be determined by the Compensation Committee of the Board after consultation with the Executive; and (iii) be specified in writing by the Company not more than 60 days after the first day of each year during the Initial Term and each Renewal Term with respect to such year.

(d)    Calculation of the Targets. Determination of the achievement of:

(i)    the EBIT Target shall be made by adding the sum of the interest expense net of interest income, and income tax expense (but not income tax benefit) reflected on the consolidated statement of operations contained in Isaacs Financial Statements for the year in question from the line item entitled “net income” on such consolidated statement of operations;

(ii)    the Cash Flow Target shall be made by reference to the line item entitled “cash provided by operating activities” reflected on the consolidated statement of cash flows contained in the Isaacs Financial Statements for the year in question; and

(iii)    the Inventory Turns Target shall be made by reference to the quotient obtained by dividing:

(1)    the cost of goods sold reflected on the consolidated statement of operations contained in the Isaacs Financial Statements for the year in question by

(2)    the quotient derived by dividing the sum of the beginning and ending inventories for the year in question, as determined by reference to the notes to the Isaacs Financial Statements for such year, by the number 2.

(e)    Payment of Incentive Compensation. Each of the incentive compensation amounts described in Section 5(a) which shall be payable for any calendar year during the Term shall be paid on July 1 of the immediately succeeding year, provided, that, except in the case of the termination of the Executive’s employment (i) as a result of the Company’s election not to renew this Agreement at the end of the Initial Term or any Renewal Term; or (ii) without cause pursuant to Section 11 hereof, the Executive shall be actively employed by the Company on the date of such payment.

(f)    Guaranteed Incentive Compensation. Anything elsewhere contained in this Agreement to the contrary notwithstanding,

(i)    the Company shall pay guaranteed incentive compensation of $96,250 for the year 2006 to the Executive on April 15, 2006;

(ii)    the amount of such guaranteed incentive compensation shall be deducted from any incentive compensation for the year 2006 in excess of such amount that the Executive would otherwise be entitled to receive;

(iii)    in the event that the aggregate amount of the incentive compensation for the year 2006 that the Executive shall be entitled to receive pursuant to Sections 5(a)(i), (ii) and (iii) hereof shall be greater than $96,250, the Company shall pay the difference between such aggregate amount and $96,250 to the Executive. Payment of such amount shall be made in accordance with the provisions of Section 5(e) of this Agreement; and

(iv)    in the event that the Termination Date occurs in 2006, and the aggregate amount of the incentive compensation for such year that the Executive would be entitled to receive pursuant to Sections 5(a)(i), (ii) and (iii) hereof shall not be greater than $96,250, the Company shall have no obligation to pay any further incentive compensation to the Executive hereunder.

(g)    Pro-Ration of Incentive Compensation in Certain Circumstances. In the event that the Executive’s employment under this Agreement shall be terminated without cause pursuant to Section 11 hereof, any incentive compensation that otherwise would have become due and payable to the Executive with respect to the year during which the Termination Date shall occur, pursuant to the provisions of Section 5(a) hereof, shall be calculated by multiplying the total amount of the incentive compensation payable pursuant to Sections 5(a)(i), (ii) and (iii) for the year in question by a fraction, the numerator of which shall be the number of days that shall have elapsed between the beginning of such year and the Termination Date, and the denominator of which shall be 360.

(h)    Signing Bonus. The Company shall pay to the Executive a bonus in the amount of $50,000 after January 1, 2006 and on or before January 31, 2006.

(i)    Amendment of Incentive Compensation Provisions. In the event that the Compensation Committee of the Board adopts new criteria or procedures for the determination and/or payment of the incentive compensation payable hereunder, or modifies such incentive compensation determination criteria or payment procedures, the Executive hereby agrees to amend this Agreement to incorporate such new or modified criteria and/or procedures herein, provided, that, 1) the employment agreements of the Company’s Chief Executive Officer and Chief Operating Officer are also amended to incorporate such new or modified criteria and/or procedures therein; and 2) such amendment shall not reduce the maximum amount of incentive compensation payable thereunder.

6.    Stock Options.  In addition to his base salary, and the incentive compensation entitlements described in Section 5, the Executive also shall receive a non-qualified stock option (the “Option”) to purchase 100,000 shares of Common Stock, pursuant to the Option Plan. The Option shall be granted under, and shall be subject to all of the terms and conditions of, the Option Plan. Any unexercised portion of the Option shall be exercisable for a period of five years commencing on the Effective Date (the “Option Term”), provided that (i) the Executive shall have been in the continuous employ of the Company during the period commencing on the Effective Date and continuing through each date on which Executive exercises the Option or the last date of the Initial Term, whichever shall occur first; and (ii) the Executive’s employment shall not be terminated for “Cause” (as such term is hereinafter defined) at any time during the Option Term. The Option shall be exercisable at the price per share which must be applied to all non-qualified stock options granted under the Option Plan on the Effective Date. The Executive’s right to purchase Common Stock pursuant to the Option shall vest ratably on the first, second and third anniversaries, of the Effective Date. The Option shall further provide that, in the event that that:

(a)    either party gives notice to the other of its or his intention not to extend the Agreement beyond the end of the Initial Term, and the Executive shall be employed by the Company on the last day of the Initial Term, he shall be entitled to exercise the Option, and purchase any and all shares that remain issuable thereunder, during the six month period ending on June 30, 2009; or

(b)    the Executive’s employment shall be terminated for any reason other than for “Cause” or as a result of the Executive’s death, he (or his estate, as the case may be) shall be entitled to exercise the Option, to the extent that it shall have vested on the Termination Date, and purchase any and all shares that remain issuable thereunder, during the one year period ending on the date immediately preceding the first anniversary of the Termination Date or such shorter period as shall remain until the expiration date of the Option.

7.    Benefits.  During the Term, the Executive shall also be entitled to participate in or receive benefits under all of the Company’s benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Company for the benefit of executive employees serving in similar capacities with the Company (and/or its affiliates), in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement.

8.    Vacation and Sick Leave.

(a)    The Executive shall be entitled to a total of four weeks of vacation each year, such vacation to be in accordance with the terms of the Company’s announced policy for executive employees, as in effect from time to time. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

(b)    The Executive shall be entitled to paid sick leave and holidays in accordance with the Company’s announced policy for executive employees, as in effect from time to time.

9.    Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred in connection with his duties on behalf of the Company, (including, in the case of air travel in excess of 500 miles, business class service, if offered and available on flights to the destination in question, and first class service if business class is not so offered and/or available) provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company’s right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, and other costs and expenses reasonably incident to the performance of his duties on behalf of the company.

10.    Termination of Employment for Cause.

(a)    Notwithstanding the provisions of Section 3 of this Agreement, the Executive’s employment (and all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the occurrence of any one or more of the following events (each of which individually, and all of which collectively, shall be hereinafter referred to as “Cause”):

(i)    the Executive (i) is guilty of a criminal offense involving moral turpitude, (ii) is guilty of or has engaged in criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) has engaged in any act or omission the intended or likely consequence of which is material injury to the Company’s business, property or reputation (iv) has been grossly negligent or has engaged in willful misconduct, the likely consequence of which is material injury to the Company’s business; or

(ii)    the Executive persists, for a period of 15 days after receipt of written notice from the Company, in willful breach in the performance of his duties under this Agreement.

(b)    Upon a termination of the Executive’s employment for Cause, the Company shall pay the Executive his base salary through the Termination Date, and the Executive shall immediately thereafter forfeit all rights and benefits he otherwise would have been entitled to receive under this Agreement, or otherwise including, but not limited to, any right to (i) receive compensation and incentive compensation pursuant to Sections 4, 5 and 7 of this Agreement, except to the extent that such benefits shall have vested and continue after the termination of the Executive’s employment under the terms of the applicable benefit plans and programs; and (ii) exercise any then unexercised portion of the Option. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in this Section and in Section 13 of this Agreement.

11.    Termination of Employment by the Company Without Cause.  Notwithstanding the provisions of Section 3 of this Agreement, the Company may elect (a) not to renew this Agreement at the end of the Initial Term or any Renewal Term; or (b) to terminate the Executive’s employment as provided under this Agreement, at any time, for reasons other than for Cause by notifying the Executive in writing of such termination. If the Executive’s employment is terminated pursuant to this Section 11, the Company shall pay severance payments to the Executive in an aggregate amount equal to the Base Salary that was in effect on the date immediately preceding the Termination Date, less all tax and other withholdings required to be made in accordance with the Company’s normal payroll practices (the “Severance Payments”). The Severance Payments shall be made in substantially equal installments in accordance with the Company’s normal payroll practices then in effect during the six month period commencing on the first day of the seventh month following the month in which the Termination Date occurs (such six month period is referred to herein as, the “Severance Payment Period”). In addition to the foregoing payments, the Executive’s participation in all of the Company’s benefit plans, programs, arrangements and practices, including all disability, medical, life insurance and similar programs, but excluding the Option Plan and any pension, 401-K or similar retirement income or profit sharing plans, shall continue during 12 month period commencing on the first day of the month immediately following the Termination Date. The termination of the Executive’s employment as a result of the Executive’s Death, or by the Company as a result of his continuous and uninterrupted inability to perform his duties and responsibilities under this Agreement, on behalf of the Company for a period of not less than180 days from the first day of such inability to perform his duties, shall be considered to be a termination without cause hereunder by the Company.

12.    Termination of Employment by the Executive Without Cause.  Notwithstanding the provisions of Section 3 of this Agreement, the Executive may terminate this Agreement at any time by giving the Chief Executive Officer of the Company written notice of his intention to terminate this Agreement, at least 60 days prior to the effective date of such termination. Upon expiration of such 60 day notice period (or such earlier date as may be approved by the Board), the termination of this Agreement by the Executive shall become effective (and such effective date shall be deemed to be the Termination Date). Upon the Termination Date, the Company’s obligations under Sections 4, 5 and 7 of this Agreement, shall immediately expire, and all entitlements to receive any of the benefits, vested and unvested, that the Executive may have been entitled to receive from the Company pursuant to this Agreement or otherwise prior to the Termination Date shall thereupon be terminated. In the event that the Executive gives notice, on or before December 31, 2006, of his intention to terminate this Agreement, he shall be obligated to repay to the Company all sums that he shall have received pursuant to Sections 5(f) and (g) hereof.

13.    Resignation by the Executive For Good Reason.

(a)    Notwithstanding the provisions of Section 3 of this Agreement, the Executive shall have the right to terminate his employment with the Company not later than three (3) months following the occurrence, without the Executive’s prior written consent, of any of the following occurrences:

(i)    Any material adverse change or reduction in the functions, duties or responsibilities of the Executive, or elimination of any office or executive position he currently holds in the Company or Isaacs, including, but not limited to, the removal of the Executive from, or failure to reappoint or reelect the Executive to, any such position during the Term.

(ii)    Any reduction in the Executive’s Base Salary or any material adverse change in the benefits that the Executive shall be entitled to receive pursuant to Section 7 of this Agreement.

(iii)    Any requirement imposed upon the Executive to work primarily at a location, other than in the New York City metropolitan area, that is more than 100 miles from the Executive’s residence in Newtown, Pennsylvania, or such other location at which the Executive may reside during the Term, provided that such other location shall not be more than 100 miles from the Company’s office in the New York metropolitan area.

(b)    Notwithstanding anything to the contrary set forth in Sections 11 or 14 of the Agreement, in the event that the Executive gives notice to the Company of his election to terminate this Agreement for any of the reasons set forth in Section 13(a) hereof, the Company shall pay Severance Payments to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices then in effect during the Severance Payment Period. In addition to the foregoing payments, the Executive’s participation in all of the Company’s benefit plans, programs, arrangements and practices, including all disability, medical, life insurance and similar programs, but excluding the Option Plan and any pension, 401-K or similar retirement income or profit sharing plans, shall continue during 12 month period commencing on the first day of the month immediately following the Termination Date.

14.    Change of Control.

(a)    Anything elsewhere contained in this Agreement to the contrary notwithstanding, if Executive’s employment is terminated:

(i)    other than for Cause by the Company within 90 days prior to a “Change of Control” (as defined herein), or

(ii)    other than for Cause by the Company (or its successor corporation) at any time after a Change of Control, or

(iii)    as a result of Executive’s resignation within 60 days following a Change of Control,

such termination of employment shall be deemed to be a termination of Executive’s employment by the Company without Cause, and he will thereupon be entitled to receive the payments and benefits that would be due to him upon such occurrence pursuant to the provisions of Section 11 hereof.

(b)    For purposes of this Agreement, a “Change of Control” shall occur if:

(i)    any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than François Girbaud, Marithé Bachellerie and/or any Person directly or indirectly controlled by either or both of them, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Isaacs representing 50% or more of the total voting power represented by Isaacs’ then outstanding voting securities;

(ii)    any merger or consolidation of Isaacs with any other Person that has been approved by the stockholders of Isaacs, other than a merger or consolidation which would result in the voting securities of Isaacs outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving Person) more than fifty percent (50%) of the total voting power represented by the voting securities of Isaacs or such surviving Person outstanding immediately after such merger or consolidation, or the stockholders of Isaacs approve a plan of complete liquidation of Isaacs; or

(iii)    any sale, merger, dissolution or other disposition of the Company; or

(iv)    any sale or other disposition, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(v)    a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either 1) are directors of Isaacs as of the Effective Date, or 2) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause 2) also shall be considered Incumbent Directors.

15.    Confidential Information.  The Executive agrees that, during the term of his employment with the Company, and for a period of one year after the termination of his employment for any reason whatsoever (including the non-renewal of this agreement by either party), he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company’s business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with her, without prior written consent of the Company, any documents, forms or other reproductions of any data or any information relating to or pertaining to the Company, any clients (or customers) or potential clients (or potential customers) of the Company, or any other confidential information or trade secrets and will promptly return any such materials already in his possession to the Company. The provisions of this Section 15 shall survive the termination of this Agreement.

16.    Miscellaneous.

(a)    Notices. Any notice, demand, claim, or consent or other communication to be given hereunder (“Notice”) shall be given in writing and shall be sent by overnight delivery service, such as Federal Express, UPS or Airborne, and addressed, in the case of the Company, to its office in New York, New York, or in the case of the Executive, to the last address that the Executive has given to the Company.

(b)    Benefit; Non-Assignment. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs and legatees. Neither party shall have the right to assign this Agreement, or to delegate its or his respective obligations hereunder, except that the Company may assign this Agreement and all of its rights hereunder to any parent or the Company, any wholly owned subsidiary of such parent or to any successor in interest to the Company.

(c)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(d)    Resolution of Disputes. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before a single arbitrator sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction. In any such proceeding, the prevailing party shall be entitled to recover its legal fees and expenses from the losing party.

(e)    Headings. The headings used in this Agreement are solely for convenience of reference and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used.

(f)    Merger; Modification; Amendment. This Agreement (i) represents the complete terms of the parties’ agreement regarding the subject matter set forth herein; (ii) supersedes any and all prior oral or written agreements and/or understandings between and among the parties with respect to the subject matter hereof; and (iii) may not be amended or modified except in a writing signed by both parties. There are no representations, inducements or promises not set forth herein on which either party has relied or may rely.

(g)    Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

I. C. Isaacs & Company L.P.

By:	I.C. Isaacs & Company, Inc. Its General Partner

By:	/s/ PETER J. RIZZO

Peter J. Rizzo, Chief Executive Officer

/s/ Gregg A. Holst

Gregg A. Holst